UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 20, 2013

Alaska Pacific Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Alaska	0-26003	92-0167101
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

2094 Jordan Avenue, Juneau, Alaska		99801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (907) 789-4844

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)(3)     Material Plan, Contract or Arrangement

On June 20, 2013, Alaska Pacific Bancshares, Inc. (“Company”) and Alaska Pacific Bank (“Bank”) entered into an amended employment agreement (“Agreement”) with Craig E. Dahl, President and Chief Executive Officer of the Company and the Bank.  Under the Agreement, the base salary for Mr. Dahl is $200,000, which may be increased at the discretion of the Boards of Directors of the Company and the Bank (together, the “Board of Directors”).  The salary will be reviewed by the Board of Directors at least annually.  The Agreement provides for an initial two-year term commencing on June 20, 2013, provided, the Agreement has not been terminated earlier by either party.  The Agreement may be extended for an additional two-year term (or terms), if at least 90 days prior to the end of the then two-year term the Board of Directors explicitly reviews and approves the extension of the Agreement.

Mr. Dahl will receive benefits that are commensurate with his position at the Company and the Bank.  Accordingly, Mr. Dahl is entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses (either discretionary or performance-based), and other retirement or employee benefits or combinations thereof.  In addition, he also is entitled to be considered for benefits in which the Company and the Bank's executive officers are eligible or become eligible to participate.

The Agreement may be terminated by Mr. Dahl if he is assigned duties inconsistent with his initial position, duties and responsibilities, or upon the occurrence of certain events listed in the Agreement, including a reduction in salary, a reduction in title, or a material relocation.  If Mr. Dahl’s employment is terminated without cause or upon his voluntary termination following the occurrence of an event referred to in the Agreement, then the Company and the Bank would be required to continue to pay Mr. Dahl’s salary for a period of 12 months, and to continue the health, life and disability programs of the Bank for that same period.

No payment for Mr. Dahl’s involuntarily termination following a change in control of the Company or the Bank is provided for in the Agreement.  Any severance payment and other benefits Mr. Dahl is entitled to in the event of involuntary termination following a change in control of the Company or the Bank are provided for in a Change in Control Severance Agreement between the Bank and Mr. Dahl.   The Change in Control Severance Agreement provides for a a cash lump sum payment equal to 2.99 times Mr. Dahl’s “base amount” (as determined under Section 280G of the Internal Revenue Code (“Section 280G”)), and continued coverage under the health, life and disability programs of the Bank for the remaining term of the Agreement.  These amounts and timing of these payments are subject to the golden parachute payment restrictions of Section 280G, Section 409A of the Internal Revenue Code, and other regulatory provisions.

The foregoing description of the Agreement and the Change in Control Severance Agreement do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Change in Control Severance Agreement, copies of which are furnished as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is being filed herewith and this list shall constitute the exhibit index:

10.1           Employment Agreement between Alaska Pacific Bancshares, Inc., Alaska Pacific Bank and Craig E. Dahl.

10.2           Change in Control Severance Agreement between Alaska Pacific Bank and Craig E. Dahl.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALASKA PACIFIC BANCSHARES, INC.

DATE: June 24, 2013	By: /s/Craig E. Dahl
Craig E. Dahl
President and Chief Executive Officer